Exhibit 99.1

Company Contact:	Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

NEW YORK & COMPANY ANNOUNCES INTENTION TO FILE REGISTRATION STATEMENT

NEW YORK-  January 5, 2006,  New York & Company, Inc. (NYSE: NWY) announced today that it intends to file a registration statement with the Securities and Exchange Commission for a proposed public offering of approximately 9 million shares of its common stock. The company expects that approximately 8.87 million shares will be offered by current stockholders, including members of management, and approximately 130,000 shares will be offered by the company.  In addition, certain of the company’s stockholders expect to grant the underwriters of the offering an over-allotment option to purchase up to approximately 1.35 million shares of the company’s common stock.

The company expects to file a registration statement relating to these securities with the Securities and Exchange Commission on or after January 5, 2006 and to complete the offering in the first quarter of 2006. The company intends to use the proceeds of the offering to pay the expenses of the offering and for general corporate purposes. The company will not receive any proceeds from the sale of shares by the selling stockholders.

These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements:  Various matters set forth in this press release, such as the intention to file a registration statement and timing of any offering are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s common stock, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.